Exhibit 21

Significant Subsidiaries of IPALCO Enterprises, Inc.

Name of Subsidiary	State of Incorporation or Organization	Percent of Equity Securities Owned	D/B/A
Indianapolis Power & Light Company	Indiana	100% owned by IPALCO	AES Indiana
Mid-America Capital Resources Inc.	Indiana	100% owned by IPALCO	N/A
AES Indiana Devco Holdings 1, LLC	Indiana	100% owned by IPL	N/A
AES Indiana Devco Holdings 2, LLC	Indiana	100% owned by IPL	N/A
AES Indiana Devco Holdings 3, LLC	Indiana	100% owned by IPL	N/A
Tecumseh Coal Corporation	Indiana	50% owned by IPL	N/A
Hardy Hills Solar Energy LLC	Delaware	100% owned by AES Indiana Devco Holdings 1, LLC	N/A
AES Pike Energy Storage, LLC	Delaware	100% owned by AES Indiana Devco Holdings 3, LLC	N/A